Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 3, 2011 relating to the consolidated financial statements of Rex Energy Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rex Energy Corporation for the year ended December 31, 2010. We further consent to the reference to this firm under the heading “Experts” in such prospectus.

Malin, Bergquist & Company, LLP

Pittsburgh, Pennsylvania

June 6, 2010